FOR IMMEDIATE RELEASE

Contacts:

Michael L. Sheriff
Chief Executive Officer
X-Change Corporation
(972) 747-0051

Carissa Carlley
Marketing and Public Relations
(972) 747-0051

X-CHANGE CORPORATION PROMOTES KATHLEEN HANAFAN
TO PRESIDENT

DALLAS, December 10, 2007 – The X-Change Corporation (OTCBB: XCHC) announced today it has appointed Ms. Kathleen Hanafan to the position of President of the Company and its wholly owned subsidiary, AirGATE Technologies, Inc. Ms. Hanafan has served as Chief Operations Officer of AirGATE Technologies, since December 2006 and Chief Operations Officer and Director of X-Change Corporation since May, 2007.

In her new role, Ms. Hanafan will be responsible for the overall direction of the Company including achieving the Company’s strategic goals and operational excellence.

Mike Sheriff, CEO and Chairman of the Board stated, “Kathleen has made significant contributions to fuel the growth of X-Change Corporation. Under her collaborative leadership and strategic vision, our sales and marketing and operations have made remarkable progress while earning the respect of the financial community and our customers. I am confident Kathleen will continue growing and enhancing the profitability of X-Change in her new role. The Board and I are very excited about the future of X-Change Corporation.”

About X-Change Corporation
X-Change Corporation, through its wholly-owned subsidiary, AirGATE Technologies, Inc. is a leader in unique, vertical market applications utilizing RFID and wireless, intelligent sensor technology. AirGATE Technologies, a full-solution company, handles business assessment, technology selection, including proprietary AirGATE technology, integration and support. The Company has, in an environment of technology cost compression, built a stable of technology partners that are best in class and span a wide range of solutions to support small, medium and large enterprises. Please visit www.airgatetech.com or www.x-changecorp.com for further information.

Forward-Looking Statements

Except for historical information contained herein, the statements made in this release may constitute forward-looking statements (including within the meaning of Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities Exchange Act of 1934). Such forward-looking statements are based on current expectations that are subject to significant risks, including our dependence on strategic relationships with key suppliers and customers, our business model’s dependence on widespread acceptance of RFID technology, our ability to develop recurring revenue streams and the competitiveness of the market in which we compete. These forward looking statements include statements regarding the intent, belief or current expectations of the X-Change Corporation, AirGATE Technologies and their respective managements regarding strategic directions, prospects, future events and future results. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by the X-Change Corporation, which are on file with the U.S. Securities and Exchange Commission and may be accessed at http://www.sec.gov or the X-Change Corporation’s investor relations web page at http://www.x-changecorp.com/index.html, and specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time. The X-Change Corporation disclaims any obligation to update or correct any forward-looking statements made herein.